UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2017

Orbital ATK, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45101 Warp Drive Dulles, Virginia	20166
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 406-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2017, the Board of Directors of Orbital ATK, Inc. (the “Company”), at its regularly scheduled meeting, elected Christopher A. Voci as the Company’s Vice President and Controller and designated him as the Company’s principal accounting officer, effective immediately.  Mr. Voci replaces Hollis M. Thompson, Vice President of Financial Reporting, as the Company’s principal accounting officer.

Mr. Voci, age 44, joined the Company on June 29, 2016 as Vice President of Finance.  From 2004 to 2015, Mr. Voci was employed by Air Products and Chemicals, Inc., a public company that manufactures industrial gases and chemicals, most recently as controller of the global merchant business from 2011 to 2014 and controller of the global industrial gases business from 2014 to 2015.  Prior to joining Air Products and Chemicals, Mr. Voci had a 10-year career in public accounting at Arthur Andersen LLP and KPMG LLP and served as a senior manager.  Mr. Voci is a Certified Public Accountant and holds a degree in accounting from Villanova University as well as an MBA from the Wharton School of the University of Pennsylvania.

There are no changes in Mr. Voci’s compensation as a result of or in connection with his election as Vice President and Controller and designation as principal accounting officer nor are there any other arrangements or understandings pursuant to which he was selected as principal accounting officer.  Mr. Voci has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Voci and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL ATK, INC.
Date: March 3, 2017	By:	/s/ Thomas E. McCabe
Thomas E. McCabe
Senior Vice President, General Counsel and Secretary